                         CONSECO, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily
    Redeemable Preferred Securities of Subsidiary Trusts - Consolidated Basis
 for the three months ended March 31, 1998 and the year ended December 31, 1997
                              (Dollars in millions)
                                                                          Three months
                                                                              ended                Year ended
                                                                            March 31,             December 31,
                                                                              1998                     1997
                                                                              ----                     ----
Pretax income from operations:
    Net income                                                               $151.1                  $  567.3
    Add income tax expense                                                    131.3                     376.6
    Add extraordinary charge on extinguishment of debt                         16.4                       6.9
    Add minority interest                                                      19.4                      52.3
                                                                             ------                  --------

              Pretax income from operations                                   318.2                   1,003.1
                                                                             ------                  --------

Add fixed charges:
    Interest expense on annuities and financial products                      188.4                     806.7
    Interest expense on long-term debt, including amortization                 39.0                     109.4
    Interest expense on investment borrowings                                  18.9                      42.0
    Other                                                                        .1                        .7
    Portion of rental(1)                                                        2.5                       9.3
                                                                             ------                  --------

              Fixed charges                                                   248.9                     968.1
                                                                             ------                  --------
              Adjusted earnings                                              $567.1                  $1,971.2
                                                                             ======                  ========

              Ratio of earnings to fixed charges                              2.28X                     2.04X
              Ratio of earnings to fixed charges, excluding                   =====                     =====
                  interest on annuities and financial products                6.26X                     7.21X
                                                                              =====                     =====
    Fixed charges                                                            $248.9                  $  968.1
    Add dividends on preferred stock, including dividends
       on preferred stock of subsidiaries (divided by the rate
       of income  before minority interest and extraordinary
       charge to pretax income)                                                 3.4                      40.5
                                                                             ------                  --------

                Adjusted fixed charges                                       $252.3                  $1,008.6
                                                                             ======                  ========
                Adjusted earnings                                            $567.1                  $1,971.2
                                                                             ======                  ========

                Ratio of earnings to fixed charges and preferred
                  dividends                                                   2.25X                     1.95X
                Ratio of earnings to fixed charges and  preferred             =====                     =====
                  dividends, excluding interest on annuities and
                  financial products                                          5.93X                     5.77X
                                                                              =====                     =====
    Adjusted fixed charges                                                   $252.3                  $1,008.6
    Add distributions on Company-obligated mandatorily
       redeemable preferred securities of subsidiary trusts                    29.5                      75.4
                                                                             ======                  --------

          Fixed charges                                                      $281.8                  $1,084.0
                                                                             ======                  ========
          Adjusted earnings                                                  $567.1                  $1,971.2
                                                                             ======                  ========

              Ratio of earnings to fixed charges, preferred dividends
                and distributions on Company-obligated mandatorily
                redeemable preferred securities of subsidiary trusts          2.01X                     1.82X
              Ratio of earnings to fixed charges, preferred dividends         =====                     =====
                and distributions on Company-obligated mandatorily
                redeemable preferred securities of subsidiary trusts,
                excluding interest on annuities and financial products        4.05X                     4.20X
                                                                              =====                     =====

    (1)   Interest portion of rental is assumed to be 33 percent.